EXHIBIT 99.1

Steel Partners Holdings Declares Regular Quarterly Distribution
On its Series A Preferred Units

NEW YORK, N.Y. - February 14, 2020 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced that its board of directors has declared a regular quarterly cash distribution of $.375 per unit, payable March 15, 2020, to unitholders of record as of March 1, 2020, on its 6% Series A Preferred Units, no par value ("Series A Preferred").

Any future determination to declare distributions on its units of Series A Preferred, and any determination to pay such distributions in cash or in kind, or a combination thereof, will remain at the discretion of Steel Partners' board of directors and will be dependent upon a number of factors, including the company's results of operations, cash flows, financial position and capital requirements, among others.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, direct marketing, banking and youth sports.

For more information, contact:
Jennifer Golembeske
212 520-2300
jgolembeske@steelpartners.com